EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

	Common Stock		State of Other
	Ownership by		Jurisdiction of
	Irvine Sensors		Incorporation or Organization
Optex Systems, Inc.	100	%(1)	Texas
1420 Presidential Drive Richardson, Texas 75081

Novalog, Inc.	96%		California
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

MicroSensors, Inc.	98%		Delaware
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

RedHawk Vision, Inc.	81%		Delaware
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

iNetWorks Corporation	95%		Nevada
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

(1)	In control of bankruptcy trustee